                                                                  Exhibit 2.7

                            LOCAL MARKETING AGREEMENT

                                   dated as of

                                January 14, 1998

                                  by and among

                           CUMULUS BROADCASTING, INC.

                                       and

                          SAVANNAH COMMUNICATIONS, L.P.
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                                TABLE OF CONTENTS

Recitals.......................................................................1

Agreement......................................................................1
       1.    Term/Termination Options..........................................1
             (a)   Term........................................................1
             (b)   Option Upon Termination of Agreement for Sale of Station....2
             (c)   Effect of Termination on Advertising and other Contracts....2
       2.    Fees..............................................................2
             (a)   Monthly Fee.................................................2
       3.    Programs..........................................................2
             (a)   Operation of Station........................................2
             (b)   Programming Standards.......................................3
             (c)   Ancillary Broadcast Rights..................................3
             (d)   Programming and Operations Standards........................3
             (e)   Call Signs..................................................3
       4.    Facilities and Equipment..........................................4
             (a)   Facilities..................................................4
             (b)   Maintenance.................................................4
             (c)   Transmitter Site............................................4
             (d)   Interruption of Normal Operations...........................4
       5.    Costs of Operating Station........................................5
             (a)   General.....................................................5
             (b)   Employees...................................................5
             (c)   Insurance for Transmitter Site..............................6
             (d)   Insurance for New Studio and Programmer's Studio............6
             (e)   Music Licenses..............................................7
       6.    Advertising and Programming Revenues..............................7
       7.    Accounts Receivable and Accounts Payable..........................7
             (a)   General.....................................................7
             (b)   Carryover Accounts..........................................8
       8.    Operation of Station..............................................8
       9.    Station Identification............................................8
       10.   Special Events....................................................9
       11.   Handling of Mail..................................................9
       12.   Payola............................................................9
       13.   Compliance with Law...............................................9
       14.   Licensee's Representations........................................9
             (a)   Qualification...............................................9
             (b)   Authorizations..............................................9
             (c)   Filings....................................................10


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             (d)   Compliance With FCC Requirements...........................10
             (e)   Content of the Programming.................................10
       15.   Programmer's Representations.....................................10
             (a)   Qualification..............................................10
             (b)   Content of the Programming.................................11
       16.   Events of Default: Cure Periods and Remedies.....................11
             (a)   Events of Default..........................................11
                         (i)   Non-Payment....................................11
                         (ii)  Breach of Covenants............................11
                         (iii) Breach of Representation or Warranty...........11
                         (iv)  Bankruptcy, etc................................11
             (b)   Cure Periods...............................................11
             (c)   Remedies...................................................12
             (d)   Specific Performance.......................................12
       17.   No Brokers.......................................................12
       18.   General..........................................................12
             (a)   Notices....................................................12
             (b)   Modification and Waiver....................................13
             (c)   Construction...............................................13
             (d)   Headings...................................................14
             (e)   No Assignment..............................................14
             (f)   Counterpart Signature......................................14
             (g)   Entire Agreement...........................................14
             (h)   No Partnership or Joint Venture Created....................14
             (i)   Severability...............................................14
             (j)   Force Majeure..............................................14
             (k)   Other Agreements...........................................14


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                            LOCAL MARKETING AGREEMENT

      This Local Marketing Agreement is entered into as of the 14th day of January, 1998, by and among Cumulus Broadcasting, Inc., a Nevada corporation ("Programmer"), and Savannah Communications, L.P., a Delaware limited partnership (the "Licensee").

                                    Recitals

      Licensee holds the FCC broadcast license and auxiliary licenses for radio stations WIXV-FM, licensed to Savannah, Georgia; WIXV-FM (licensed to Savannah, Georgia), WSGF-FM (licensed to Springfield, Georgia) and WBMQ-AM (licensed to Savannah, Georgia) (individually a "Station" and collectively the "Stations").

      Licensee and Programmer have entered into an Asset Purchase Agreement dated as of January 14, 1998 (the "Sale Agreement"), pursuant to which Programmer will purchase from Licensee, upon receipt of consent of the FCC, Licensee's assets used or useful in the operation of the Stations (the "Sale").

      The Stations' transmitter facilities are at locations described in Section 2(i) of the Disclosure Schedule of the Sale Agreement (the "Transmitter Sites").

      The Stations' studio is at a location described in Section 2(i) of the Disclosure Schedule of the Sale Agreement (the "Studio").

      Licensee has broadcast time on the Stations available for sale. Programmer desires to purchase time on the Stations for the broadcast of Programmer's programming and the sale of advertising time for inclusion in said programming.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                                    Agreement

1.    Term/Termination Options

      (a) Term. The term of this Agreement (the "Term") will begin at 12:01 a.m. on January 15, 1998, and expire at 11:59 p.m. on the earliest of (i) December 31, 1998, or (ii) the closing of the Sale, unless earlier terminated in accordance with this Section 1 or Sections 4(d) or 16, below. Each party will fulfill all its obligations hereunder through the date of termination or expiration. After termination or expiration, neither party will have any further obligations hereunder except as provided in this Section 1.


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      (b)   Option Upon Termination of Agreement for Sale of Stations. If at any
            time either (i) Licensee shall terminate the Sale Agreement, or (ii) Programmer shall terminate the Sale Agreement, in each case in compliance with the terms of the Sale Agreement, then either party may terminate this Agreement, upon at least 10 days' advance written notice to the other party.

      (c) Effect of Termination on Advertising and other Contracts. On the termination date, Programmer will provide to Licensee a written schedule of all advertising commitments for the Stations then in effect. Licensee shall reasonably cooperate with Programmer to honor all such advertising commitments then outstanding, in which event Licensee shall receive as compensation for the broadcasting of such programming that which otherwise would have been paid to Programmer; provided, however, as to fees received by Licensee for advertising broadcasts by Programmer prior to the Termination Date, Licensee agrees to pay to Programmer 100 percent (100%) of all advertising revenue received by Licensee with respect thereto within 120 days using procedures comparable to those specified in Section 7 below. Programmer will remain liable for all other contracts entered into and other liabilities incurred by Programmer in the course of its performance under this Agreement, if any, and Licensee shall not assume any liability therefor.

2.    Fees.

            Monthly Fee. Programmer will pay Licensee for the broadcast of the programs hereunder a fee each month as described in more detail in Appendix A to this Agreement (the "Monthly Fee"). The Monthly Fee will be payable on the first day of each calendar month during the Term, to Licensee at the address set forth in this Agreement, or to such other address as Licensee may designate in writing. The failure of Licensee to demand or insist upon prompt payment of the Monthly Fee will not constitute a waiver of its right to do so.

3.    Programs.

      (a) Operation of Stations. Throughout the Term, Licensee will make the Stations and time on the Stations available to Programmer for at least 166 hours per week, Sunday through Saturday, except for downtime occasioned by routine maintenance. Programmer will provide entertainment programming of its selection complete with commercial matter, news, public service announcements, public interest programming, and other suitable programming (the "Programming"). Subject to the limitations set forth herein, such time on each Station will be available for use by Programmer and no other party, and Programmer will broadcast the Programming on the Stations at all such times.

      (b) Programming Standards. The Programming will be in conformity with generally recognized industry standards and in accordance with the Communications Act of


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            1934, as amended (the "Act") and the rules, regulations and policies of the Federal Communications Commission (the "Commission") and with those specific standards set forth in Appendix B to this Agreement. Programmer will make the Programming available to Licensee during a sufficient number of hours to enable each Station to meet the minimum hours of operation required under the Commission's rules.
            All advertising messages and promotional material or announcements will comply with all applicable federal, state and local laws, rules, and regulations. Licensee acknowledges that the right hereby granted to Licensee to broadcast the Programming on each Station is non-exclusive and that ownership of the Programming and all parts thereof and the right to authorize their use in any media whatsoever are and shall remain vested in Programmer.

      (c) Ancillary Broadcast Rights. Programmer shall have the right to use, or permit third parties to use, each Station's subcarriers, and will be entitled to all revenues derived from any such subcarrier transmissions during the term of this Agreement.

      (d) Programming and Operations Standards. Licensee may preempt any program that Licensee reasonably believes to be unsuitable or contrary to the public interest. Licensee will give Programmer reasonable notice of its intention to preempt any program, and, in the event of suspension or cancellation, Programmer will receive a pro rata reduction in the Monthly Fee for the period of time so preempted, calculated to the nearest minute.

      (e) Call Signs. Licensee will retain all rights to the call letters WIXV, WBMQ, and WSGF, respectively, or any other call letters which may be assigned by the FCC for use by the respective Stations, and will ensure that proper station identification announcements are made with such call letters in accordance with FCC rules and regulations. Licensee will not, without Programmer's consent, apply for any change in the call letters assigned to the Stations. Licensee will promptly, upon Programmer's request and at Programmer's expense, take all steps necessary to change the Stations' call letters to conform with the Programming, and such call letters will be consistent with applicable FCC rules and regulations. Programmer shall include in the Programming an announcement in a form satisfactory to Licensee at the beginning of each hour of such programs to identify WIXV, WBMQ, and WSGF, respectively, or such other call letters used by Licensee for the respective Stations, as well as any other announcements required by the rules and regulations of the FCC. Programmer is specifically authorized to use the call letters WIXV, WBMQ, and WSGF, respectively, or other call letters used by Licensee for the respective Stations, in its Programs and in any promotional material, in any media, used in connection with the Programming.


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4.    Facilities and Equipment.

      (a) Facilities. Licensee will permit Programmer to use all equipment and motor vehicles now located at the Studio or the Transmitter Sites, a schedule of which is attached as Section 2(h) of the Disclosure Schedule to the Sale Agreement (the "Licensee Equipment"), but exclusively for the operation of the Stations. Licensee will at all times retain title to the Licensee Equipment. Programmer will originate its programming from the Studio and will transmit programming to the Studio via a mode of transmission it selects that will ensure technical and quality standards comparable to each Station's broadcasts prior to the Term. The Studio will constitute the "main studio" of the Stations. Licensee will have access to the Studio at all times.

      (b) Maintenance. Any regular maintenance work affecting the operation of the Stations will be scheduled with the approval of Programmer, which will not be unreasonably withheld, upon at least forty-eight
            (48) hours' prior notice to Programmer. Programmer will perform and bear the cost of all routine maintenance of equipment at the Studio. Licensee will bear the cost of extraordinary maintenance to and replacement of Licensee Equipment located at the Studio, except to the extent such replacement or maintenance is required as a direct result of actions by Programmer..

      (c) Transmitter Sites. Licensee will maintain the Transmitter Sites and all equipment located at the Transmitter Sites at its own expense. Licensee will perform routine maintenance work at the Transmitter Sites, as needed, on Mondays between midnight and 4:00 a.m., or at such other time that may be mutually agreed by Programmer and Licensee. The Transmitter Site will be operated, in all material respects, in accordance with all applicable laws and regulations (including the requirements of the Act and the rules, regulations, policies and procedures of the Commission promulgated thereunder). The transmitting facilities of each of the Stations are capable of transmitting at such Station's maximum authorized effective radiated power, with an antenna center of radiation at its full authorized height above ground and above average terrain. Licensee will maintain the operating power of its Stations at their maximum licensed level and shall operate and maintain in good working condition each Station's transmission facilities and broadcasting equipment. Licensee will not apply to the Commission for any reduction in any Station's maximum authorized facilities without the prior written approval of Programmer.

      (d) Interruption of Normal Operations. If the Stations suffer any loss or damage of any nature at the Transmitter Sites which is not caused by the acts or omissions of Programmer and which results in the interruption of service or the inability of such Station to operate with its maximum authorized facilities and licensed effective radiated power, Licensee will immediately notify Programmer and promptly undertake such repairs, at Licensee's expense, as are necessary to restore full-time


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            operation of such Station with its maximum authorized facilities and licensed effective radiated power thereon as quickly as is reasonably possible under the circumstances. Except in the case of events not under control of Licensee (such as acts of God or weather conditions) which do not materially impair the earnings potential of the Stations, if a Station is inoperable or is operated at 90% or less of its licensed effective radiated power as a consequence of such loss or damage at any time in the case of WIXV-FM and WSGF-FM or during the period from 6:00 a.m. to 12:00 a.m. in the case of WBMQ-AM, then Programmer will be entitled to a Pro rata reduction in the proportionate Monthly Fee for each day in which there occurs such a service interruption in excess of four (4) consecutive hours. Licensee will promptly begin to repair and will complete the repairs necessary to restore the inoperable Station to full time operations with its maximum licensed facilities within fifteen (15) days from the occurrence of the loss or damage; provided, however, that this period will be extended for a reasonable period of time, not to exceed an additional fifteen (15) days, if Licensee has taken and is continuing to take all appropriate actions to repair the loss or damage as promptly as possible in the circumstances. If such repairs are not completed within the allotted period, Programmer may give notice to Licensee of Programmer's intention to terminate this Agreement, in which event this Agreement will terminate on the date of such notice, any other provision of this Agreement notwithstanding.

5.    Costs of Operating Stations.

      (a) General. Licensee will retain ultimate control over the personnel, finances, programming and operation of the Stations. Except as otherwise expressly set forth in this Agreement, all costs of producing and delivering the Programming to the Transmitter Sites for broadcast on the Stations will be borne by Programmer including, without limitation, all personnel, equipment costs, maintenance, music license fees, taxes of all kinds (including real and personal property and income), utilities, remaining payments due on motor vehicles and all expenses related to the construction, maintenance and operation of the Studio. Programmer will be responsible for all liabilities, debts and obligations of Programmer based upon the purchase of air time including, without limitation, barter agreements and unaired advertisements, but not for Licensee's federal, state and local income tax liabilities.

      (b) Employees. Programmer will employ and be responsible for the salaries, commissions, taxes, insurance and all other related costs for all personnel involved in the production and marketing of the Programming and the origination and/or delivery of the Programming from the Studio or any remote location to the Transmitter Site (including air personalities, engineering personnel, salespersons, traffic personnel, board operators and other programming staff members). Upon notice to the Licensee, and at mutually agreeable times, the Licensee will permit Programmer to meet with its employees prior to or after the Effective Date. Programmer may, at its option and upon its terms and conditions, extend offers of


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            employment to all or any of Licensee's employees as of the Effective
            Date. Licensee will not take any action to preclude or discourage any of the Licensee's employees from accepting any offer of employment extended by Programmer. Licensee will be responsible for all payroll, vacation, severance, and other employee-related liabilities prior to their employment by Programmer. Licensee will be responsible for the personnel necessary for the fulfillment of Licensee's regulatory requirements and the technical transmission of Programmer's programs. Specifically, Licensee will employ a General Manager who will report to Licensee and direct the performance of Licensee's obligations hereunder, and will employ at least one full time employee (or part-time equivalent thereto) per studio location to assist the General Manager in performing Licensee's obligations hereunder, including maintaining the Stations' transmission facilities. Licensee's employees will have no employment, consulting, or other material relationship to Programmer. Programmer will provide suitable office space for Licensee's personnel at the Studio at no charge, and to the extent feasible the space assigned to Licensee's employees shall be physically separate from the space assigned to Programmer's employees. Whenever in the Studio or at the Transmitter Sites, Programmer's personnel will be subject to the reasonable supervision and the direction of Licensee's General Manager and/or Engineer. Programmer will be responsible for the payment of any publicity or promotional expenses incurred by Programmer and for all telephone calls associated with program production and listener response. Upon termination of this Agreement upon an event other than the closing of the Sale, the Stations' employees may be re-hired by Licensee. Programmer will be responsible for all payroll, vacation, severance, and other employee-related liabilities during their employment with Programmer.

      (c) Insurance for Transmitter Sites. Licensee will maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks to the Transmitter Site and the Equipment located thereon (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities comparable to those of the Stations. Any insurance proceeds received by Licensee in respect of damaged property will be used promptly to repair or replace such property so that the operation of the Stations conforms with this Agreement.

      (d) Insurance for Studio. Programmer will maintain in full force and effect throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks to the Studio and all equipment located thereon (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such


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            amounts and on such terms as is conventionally carried by
            broadcasters operating radio stations with facilities comparable to those of the Stations. Any insurance proceeds received by Programmer in respect of damaged property will be used promptly to repair or replace such property so that the operation of the Stations conforms with this Agreement.

      (e) Music Licenses. During the Term, Licensee will obtain and maintain in full force and effect in its own name all music licenses ("Music Licenses") that are currently operative with respect to the Stations and that will be required by the licenser of those Music Licenses ("Licensor"). All Music Licenses fees due from Licensee will be paid directly by Licensee.

6. Advertising and Programming Revenues. Programmer may sell advertising for broadcast on the Stations as part of Programmer's programming, and all proceeds generated as a result of the sale of such advertisements shall be the property of Programmer and neither Licensee nor any of Licensee's creditors have or shall have an interest in such proceeds.

7.    Accounts Receivable and Accounts Payable.

      (a) General. As of the Effective Date of this Agreement, Programmer will employ commercially reasonable efforts (but without responsibility to institute legal or collection proceedings) to collect accounts receivable owed to Licensee as of the Effective Date during the 120-day period following the Effective Date and will remit all payments received on such amounts monthly during this 120-day period together with an accounting of all payments received within such period. As of 120 days following the Effective Date, any uncollected accounts receivable will be returned to the Seller for further collection. Insofar as any particular account payable or receivable shall pertain to the operation of the Stations both during the Term and prior thereto, the parties will prorate amounts payable or receivable, as the case may be, as soon as reasonably practical following the signing of this Agreement, and amounts received shall be applied first to satisfy Licensee's obligations. In addition, to the extent that Licensee satisfies with cash payments accounts payable for operating expenses related to the Stations following the Effective Date of this Agreement, and provides Programmer with documentation of such accounts payable and cash payments, Programmer shall reimburse Licensee for such expenses no later than the 10th day of the month following that in which the Licensee makes the cash payments, and such amounts shall be deducted from the accounts receivable owed to Programmer.

      (b) Carryover Accounts. Programmer will assume the obligation to provide advertising time on the Stations in consideration of Licensee's trade accounts in existence as of the date of this Agreement on a time available basis during the first twelve (12) months of the Term, in an amount not to exceed $10,000 worth of advertising time. Programmer will perform all of Licensee's obligations under existing long-term


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            contracts for the sale of advertising time on the Stations that are to be performed on or after the first day of the Term and will be entitled to all the proceeds of accounts receivable pertaining to such performance.

8. Operation of Stations. Notwithstanding anything to the contrary in this Agreement, Licensee will have full authority and power over the operation of the Stations during the term of this Agreement. Licensee will be responsible for the payment of the salaries and other compensation (including payroll taxes, etc.) of the Stations' General Manager and any other personnel employed by Licensee, all of whom will report and be accountable to the Licensee. The Stations' General Manager will direct the day-to-day operation of the Stations through the exercise of its sole control over the Studio and the Transmitter Sites. Licensee will retain control over the policies, programming and operations of the Stations, the right to preempt any programs or advertisements not in the public interest or in order to broadcast a program deemed by Licensee to be of greater national, regional or local importance (subject to payment credit in accordance with Section 3(d) hereof), and the right to take any other actions necessary for compliance with federal, state and local laws, the Act and the rules, regulations and policies of the Commission (including the prohibition on unauthorized transfers of control) and the rules, regulations and policies of other federal government entities, including the Federal Trade Commission and the United States Department of Justice. Licensee will at all times be solely responsible for meeting all of the Commission's requirements with respect to public service programming, for maintaining the Stations' logs and political and public inspection files, and for the preparation of issues/programs lists. Licensee will also retain the right to break into Programmer's programming in case of an emergency. Programmer will provide Licensee with information with respect to such of the Programming as is responsive to public needs and interests so as to assist Licensee in the preparation of required programming reports and will provide upon request such other information necessary to enable Licensee to prepare other records and reports required by the Commission or other local, state or federal government entities. Programmer will cooperate with Licensee to ensure the Stations' compliance with the Commission's rules, regulations and statutes, including the political broadcast rules requiring equal opportunities, reasonable access and lowest unit charge.

9. Station Identification. Licensee will be responsible for the proper broadcast of station identification announcements. Pursuant to Section 3(e), Programmer will coordinate such announcements with Licensee so that they are aired in accordance with the Commission's rules.

10. Special Events. Licensee reserves the right, in its good faith discretion, to preempt or interrupt the broadcasts of the programs referred to herein, or any part thereof, for broadcast of special programs of greater national, regional, or local importance. In all such cases, Licensee will use its best efforts to give Programmer reasonable notice of its intention to preempt or interrupt Programmer's programs, and, in the event of such preemption or interruption, Programmer will receive a payment credit for the programs preempted or interrupted pursuant to the provisions of
      Section 3(d) hereof.


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11.   Handling of Mail. Except as required to comply with Commission rules and policies, including those regarding the maintenance of the public records file and the political file (which will at times remain the responsibility of the Licensee), Licensee will not be required to receive or handle mail in connection with Programmer's programs broadcast hereunder. Programmer agrees that the mailing address of the Stations shall not be changed without the prior written permission of Licensee.

12. Payola. Programmer agrees that it will not accept any consideration, compensation or gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Programmer agrees to annually, or more frequently at Licensee's reasonable request, execute and provide Licensee with a Payola Affidavit, substantially in the form attached hereto as Exhibit A.

13. Compliance with Law. Each party will comply with all laws, rules, regulations and policies applicable to the conduct of the Stations' business, and each party acknowledges that the other party has not urged, counseled or advised the use of any unfair business practice.

14. Licensee's Representations, Warranties and Covenants. Licensee makes the following further representations, warrants and covenants:

      (a) Qualification. Licensee is legally qualified, empowered and able to enter into this Agreement. This Agreement has been approved by all necessary action of the Licensee and constitutes the valid and binding obligation of Licensee, enforceable in accordance with its terms. The execution, delivery and performance hereof will not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

      (b) Authorizations. Licensee holds, and throughout the Term will continue to hold, all licenses and other permits and authorizations necessary for the operation of the Stations as presently conducted, including licenses, permits and authorizations issued by the Commission ("FCC Authorizations").

      (c) Filings. All reports and applications required to be filed with the Commission (including ownership reports and renewal applications) or any other government entity, department or body in respect of the Stations have been, and in the future will be, filed in a timely manner and are and will be true and complete and accurately present the information contained and required thereby. All such reports and documents, to the extent required to be kept in the public inspection files of the Stations, are and will be kept in such files.


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      (d)   Compliance With FCC Requirements. The Stations will be operated in conformity with the FCC Authorizations, the Communications Act and the rules and regulations of the Commission. The Licensee will take all steps necessary or appropriate to ensure that the FCC Authorizations will at all times remain in full force and effect.

      (e) Content of the Programming. The content of Licensee's programming will not violate any rights of others. Licensee will hold Programmer, the Stations, and Programmer's employees, harmless from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from any claims of third parties (excluding third parties claiming through Programmer) that allege negligence or intentional tortious acts of Licensee, its employees and/or its representatives, or that relate to the content of Licensee's programming, including without limitation, claims alleging libel, slander, unfair competition or trade practices, infringement of trademarks, tradenames or program titles, violation of rights of privacy and infringement of copyrights and proprietary rights. Licensee's obligation to hold Programmer harmless against the liabilities specified above will survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

15. Programmer's Representations, Warranties and Covenants. Programmer makes the following further representations, warrants and covenants:

      (a) Qualification. Programmer is legally qualified, empowered and able to enter into this Agreement. This Agreement has been approved by all necessary action of the Board of Directors of Programmer and constitutes the valid and binding obligation of Programmer, enforceable in accordance with its terms. The execution, delivery and performance hereof will not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

      (b) Content of the Programming. The content of the Programming will not violate any rights of others. The Programmer will hold Licensee, the Stations, and Licensee's employees, harmless from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising from any claims of third parties (excluding third parties claiming through Licensee) that allege negligence or intentional tortious acts of Programmer, its employees and/or its representatives, or that relate to the content of the Programming, including without limitation, claims alleging libel, slander, unfair competition or trade practices, infringement of trademarks, tradenames or program titles, violation of rights of privacy and infringement of copyrights and proprietary rights. Programmer's obligation to hold Licensee harmless against the liabilities specified above will survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

16.   Events of Default: Cure Periods and Remedies.

      (a) Events of Default. The following will, after the expiration of the applicable cure periods, constitute Events of Default:

            (i) Non-Payment. Programmer's failure to pay the Monthly Fee (A) by the 10th day of any month during the Term;

            (ii) Breach of Covenants. If either party hereto shall fail in any material way to observe or perform any covenant, condition or agreement contained herein;


            (iii) Breach of Representation or Warranty. If any material representation or warranty herein made by either party in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

            (iv) Bankruptcy, etc. If either party (i) shall make a general assignment for the benefit of creditors, (ii) shall file or have filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof.

      (b) Cure Periods. Except in the case of a default under the foregoing subsection (a)(iv), as to which no cure period will be applicable, an Event of Default will not be deemed to have occurred until twenty
            (20) business days after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default. This period may be extended by the non-defaulting party for a reasonable period of time, if the defaulting party is acting in good faith to cure the default and such delay will not have a materially adverse affect upon the other party.

      (c) Remedies. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement, provided that it is not also in default hereunder, in addition to any other remedies available to the non-defaulting party at law or equity, or under paragraph (d), below.

      (d) Specific Performance. Without limiting or waiving in any respect any rights or remedies of any party given under this Agreement, or now or hereafter existing at law or in equity or by statute, either party shall be entitled to specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

17. No Brokers. The parties represent to each other that no brokers or finders have been engaged in connection with the transaction described in this Agreement, and the parties agree to indemnify and hold each other harmless against any claim from any broker or finder based upon any agreement, arrangement, or understanding alleged to have been made by Licensee or by Programmer, as the case may be.

18.   General.

      (a) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below (or such other receipient as a Party may indicate in writing):

            If to the Licensee:

            Mr. Richard Verne
            c/o Point Communications, Inc.
            P.O. Box 1094
            Montauk, New York 11954

            Copy to:

            Stroock & Stroock & Lavan LLP
            180 Maiden Lane
            New York, New York 10038
            Attn: Melvin Epstein
            Fax: (212) 806-6006

            (which copy shall not constitute notice to Licensee)

            If to the Programmer:

            Cumulus Broadcasting, Inc.
            c/o QUAESTUS Management Corp.
            330 E. Kilbourn Avenue, Suite 250
            Milwaukee, WI 53202
            Attn: Terrence J. Leahy
            Fax: (414) 283-4505

            With a copy to:

            Cumulus Broadcasting, Inc.

            875 N. Michigan Avenue
            Suite 3650
            Chicago, Illinois 60611
            Attn: Richard J. Bonick
            Fax: (312) 867-0098

            Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      (b) Modification and Waiver. No modification of any provision of this Agreement will in any event be effective unless the same will be in writing and signed by a duly authorized officer of the party to be charged therewith, and then such modification will be effective only in the specific instance and for the purpose for which given.

      (c) Construction. This Agreement will be construed in accordance with the laws of the State of Georgia excluding the choice of law rules utilized in that jurisdiction, and the obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the Commission and all other government entities or authorities presently or hereafter to be constituted.

      (d) Headings. The headings contained in this Agreement are included for convenience only and no such heading will in any way alter the meaning of any provision.

      (e) No Assignment. No right or obligation under this Agreement may be assigned by either party without the other party's consent, which may be withheld for any reason.

      (f) Counterpart Signature. This Agreement may be signed in one or more counterparts, each of which will be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement will be effective as of the date first above written.

      (g) Entire Agreement. This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties or understandings, oral or written, between them with respect to the subject matter hereof.

      (h) No Partnership or Joint Venture Created. Nothing in this Agreement will be construed to make Licensee and Programmer partners or joint venturers or to afford any rights to any third party other than as expressly provided herein. Neither Licensee nor Programmer will have any authority to act as an agent for, or to enter into any contracts on behalf of or that will be binding upon the other party.

      (i) Severability. In the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding will not affect any other provision hereof and this Agreement will be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

      (j) Force Majeure. Any failure or impairment of Licensee's facilities or any delay or interruption in the broadcast of programs, or Licensee's failure at any time to furnish facilities, in whole or in part, for broadcast, due to causes beyond the control of Licensee, will not constitute a breach of this Agreement and Licensee will not be liable to Programmer, except to the extent provided in Sections 4(d) and 5(c) above.

      (k) Other Agreements. During the term of this Agreement, Licensee will not enter into any other time brokerage, program provision, local management or similar agreement, regarding the Stations, with any third party.

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                                    CUMULUS BROADCASTING, INC.


                                    By:___________________________________

                                    Its:___________________________________

                                    "Programmer"


                                    SAVANNAH COMMUNICATIONS, L.P.


                                    By:___________________________________

                                    Its:___________________________________

                                    "Licensee"

                                   APPENDIX A

                                  LMA PAYMENTS

      In consideration of the airtime made available to Programmer pursuant to this Agreement, during the Term, Programmer shall pay as the LMA fee an amount representing the reimbursement of Licensee for the Station Expenses (defined below). The "Station Expenses" as used herein means the reasonable and prudent expense actually incurred by Licensee in operating the Station in compliance with the terms of this agreement and consistent with past practice (except for changes resulting from the transactions contemplated by this Agreement of the Sale Agreement), including without limitation, those expenses set forth below, and shall be paid by Programmer to Licensee in arrears.

      Monthly Expenses:                         Amount:
      -----------------                         -------

      Employees                                 $4,148
      Engineering                                2,000
      Eng. Maintenance and Repair                1,075
      Utilities                                  4,250
      Music Lic. Fees                            4,571
      Rent                                         200
      Ad Valorem Taxes                             100
      Employee Med Insurance                     1,076
      Real Estate Taxes                          2,020
      Tower Rent                                 4,112
      Telephone                                  3,095
      Insurance                                  2,950
                                                ------
      Total                                     29,597

                                   APPENDIX B

      Programmer agrees to cooperate with Licensee in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs:

      I. Religious Programming. The subject of religion and references to particular faiths, tenets, and customs shall be treated with respect at all times. Programs shall not be used as a medium for attack on any faith, denomination, or sect or upon any individual or organization.

      II. Controversial Issues. Any discussion of controversial issues or public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during the discussion of controversial issues of public importance; and during the course of political campaigns, programs are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired.

      III. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited.

      IV. No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

      V. Election Procedures. At least ninety (90) days before the start of any primary or regular election campaign, Programmer will clear with Licensee's General Manager the rate Programmer will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged conforms to all applicable laws and station policy and the candidate disclosure schedule to be used during the election period.

      VI. Required Announcements. Programmer shall broadcast (a) an announcement in a form satisfactory to Licensee at the beginning of each hour to identify Station WIXV, WSGF, and WBMQ, respectively, (b) an announcement at the beginning and end of each program, and hourly, as appropriate, to indicate that program time has been purchased by Programmer, and (c) any other announcement that may be required by law, regulation, or station policy.

      VII. Credit Terms Advertising. Pursuant to rules of the Federal Trade Commission, any advertising of credit terms shall be made over the Station in accordance with all applicable federal an state laws, including regulations Z and M.

      VIII. Commercial Recordkeeping. Programmer shall not receive any consideration in money, goods, service, or otherwise, directly or indirectly (including to relatives) from any person or company for the presentation of any programming over a Station without reporting the same in advance to and receiving the prior written consent of Licensee's General Manager. No commercial messages ("plugs") or undo references shall be made in programming presented over a Station to any business venture, profitmaking activity, or other interest (other than noncommercial announcements for bona fide charities, church activities, or other public service activities) in which Programmer (or anyone else) is directly or indirectly interested without the same having been approved in advance by Licensee's General Manager and such broadcast being announced and logged and sponsored.

      IX. No Illegal Announcements. No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Stations. Any game, contest or promotion relating to or to be presented over the Stations must be fully stated and explained in advance to Licensee, which reserves the right in its sole direction to reject any game, contest or promotion.

      X. Licensee Discretion Paramount. In accordance with the Licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission, Licensee reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Stations which is in conflict with Station policy or which in the reasonable judgment of Licensee or its General Manager/Chief Engineer would not serve the public interest.

      XI. Programming in Which Programmer Has a Financial Interest. Programmer shall advise the General Manager of the Stations with respect to any programming (including commercial(s) concerning goods or services in which Programmer has a material financial interest. Any announcements for such goods and services shall clearly identify Programmer's financial interest.

      XII. Programming Prohibitions. Programmer shall not broadcast any of the following programs or announcements:

            A. False Claims. False or unwarranted claims for any product or service.

            B. Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

            C. Commercial Disparagement. Any disparagement of competitors or competitive goods.

            D. Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, either in theme or in treatment.

            E. Price Disclosure. Any price mentions except as permitted by Programmer's policies current at the time.

            F. Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

            G. Descriptions of Bodily Functions. Any continuity which describes in a repellent manner internal bodily functions or symptomatic results or internal disturbance, and no reference to matters which are not considered acceptable topics in social groups.

            H. Conflict Advertising. Any advertising matter or announcement which may, in the reasonable opinion of Licensee, be injurious or prejudicial to the interests of the public, the Stations, or honest advertising and reputable business in general.

            I. Fraudulent or Misleading Advertisement. Any advertisement matter, announcement, or claim which Programmer knows to be fraudulent, misleading, or untrue.

      Programmer may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby.

      In any case where questions of policy or interpretation arise, Programmer shall submit the same to Licensee for decision before making any commitments in connection therewith.